Exhibit 99.1

Itron Announces Third Quarter 2018 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--November 5, 2018--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its third quarter ended Sept. 30, 2018. Key results for the quarter include:

  Revenue of $596 million, compared with $487 million in the third quarter of 2017;
  Gross margin of 33.1 percent, compared with 34.1 percent in the third quarter of 2017;
  GAAP diluted earnings per share (EPS) of 50 cents, compared with 65 cents in the third quarter of 2017;
  Non-GAAP diluted EPS of $1.13, compared with 77 cents in the third quarter of 2017;
  Adjusted EBITDA of $81 million, compared with $58 million in the third quarter of 2017; and
  Total backlog of $3.1 billion, compared with $1.5 billion at the end of the third quarter of 2017.

"Our third quarter results were in line with our expectations," said Philip Mezey, Itron's president and chief executive officer. "We achieved strong revenue growth year over year - both organic and through the addition of the Networks segment - and have seen significant improvement year over year and sequentially in our operating income.

"However, we continue to experience external and operational supply chain headwinds, which are expected to remain in the fourth quarter and into 2019," continued Mezey. "We are executing on initiatives to mitigate these cost headwinds, but extended lead times and component shortages are now impacting our top line, resulting in lower revenue guidance for the full year 2018.

“We believe these headwinds will subside somewhat in 2019 and do not change our fundamental long-term model. We continue to implement our operational restructuring programs and integration of recent acquisitions, deliver new and innovative products to market and execute our strategy.”

Summary of Third Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue

Total revenue of $596 million increased 22 percent in the third quarter. Excluding $90 million from the acquired Networks segment, total revenue increased 4 percent.

Gas segment revenue grew 19 percent driven by record North America communication module shipments. Electricity segment revenues were in line with the prior year and Water revenue, while decreasing 2 percent as reported, was up 1 percent excluding changes in foreign exchange rates.

Gross Margin

Consolidated company gross margin of 33.1 percent decreased from 34.1 percent in the prior year. The decline was primarily driven by higher component and commodity costs, supply chain inefficiencies and the release of special warranty reserves in the prior year.

Operating Expenses and Operating Income

GAAP operating expenses of $155 million and non-GAAP operating expenses of $127 million increased compared with last year, driven by the acquired operations. Excluding the Silver Spring Networks acquisition, operating expenses were down year-over-year due to lower discretionary spending, including variable compensation, and benefits from restructuring initiatives.

GAAP operating income increased to $42 million from $38 million in the third quarter of 2017. Non-GAAP operating income increased to $70 million from $50 million in 2017 driven by increased gross profit from the Silver Spring Networks acquisition and the Gas segment as well as cost controls.

Net Income and Earnings per Share

Net income attributable to Itron for the quarter was $20 million, or 50 cents per diluted share, a decrease from net income of $26 million, or 65 cents per diluted share, in 2017. Net income decreased due to $11 million in higher interest expense related to acquisition financing, partially offset by higher operating income and lower tax expense.

Non-GAAP net income, which excludes certain charges including restructuring, acquisition and integration-related expenses, and amortization of intangible assets and debt placement fees, was $45 million, or $1.13 per diluted share, compared with $31 million, or 77 cents per diluted share, in 2017. The increase in non-GAAP EPS was due to higher non-GAAP operating income and a lower effective tax rate, partially offset by higher interest expense.

Cash Flow

Net cash provided by operating activities was $51 million in the third quarter compared with $21 million in the same quarter of 2017. Free cash flow was $37 million in the third quarter compared with $9 million in the prior year. Higher cash flow was driven primarily by increased profitability and improved working capital.

Other Measures

Total backlog was $3.1 billion and 12 month backlog was $1.4 billion at the end of the quarter, compared with $1.5 billion and $847 million, respectively, in the prior year quarter. Bookings in the quarter totaled $593 million.

Financial Guidance Update

Itron's guidance for the full year 2018 is as follows:

  Revenue between $2.370 - $2.390 billion from previous guidance of $2.425 to $2.475 billion
  Non-GAAP diluted EPS between $2.40 - $2.50 from previous guidance of $2.75 - $2.90

The revised guidance assumes a Euro to U.S. dollar foreign currency exchange rate of 1.15 on average in the fourth quarter of 2018, average fully diluted shares outstanding of approximately 40 million for the year, non-GAAP effective tax rate for the year of approximately 27 percent and total interest expense of approximately $51 million for the year. A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5 p.m. EST on Nov. 5, 2018. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Nov. 10, 2018. To access the telephone replay, dial 888-203-1112 or 719-457-0820, and enter passcode 5203944.

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® and OpenWay® are registered trademarks of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward Looking Statements

This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, adjusted EBITDA margin, constant currency and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. The company believes these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Product revenues	$525,716	$433,984	$1,578,740	$1,321,062
Service revenues	70,246	52,763	210,333	146,359
Total revenues	595,962	486,747	1,789,073	1,467,421
Cost of revenues
Product cost of revenues	357,194	284,762	1,106,586	865,288
Service cost of revenues	41,671	36,230	128,958	100,464
Total cost of revenues	398,865	320,992	1,235,544	965,752
Gross profit	197,097	165,755	553,529	501,669

Operating expenses
Sales and marketing	47,204	40,529	144,573	126,298
Product development	47,239	42,455	162,298	126,246
General and administrative	42,352	39,598	188,260	119,883
Amortization of intangible assets	17,960	5,625	53,699	15,144
Restructuring	666	(678)	82,908	7,417
Total operating expenses	155,421	127,529	631,738	394,988

Operating income (loss)	41,676	38,226	(78,209)	106,681
Other income (expense)
Interest income	431	729	1,725	1,468
Interest expense	(14,171)	(3,466)	(44,320)	(10,076)
Other income (expense), net	(2,434)	(1,995)	(2,598)	(7,951)
Total other income (expense)	(16,174)	(4,732)	(45,193)	(16,559)

Income (loss) before income taxes	25,502	33,494	(123,402)	90,122
Income tax benefit (provision)	(5,715)	(6,640)	1,692	(32,247)
Net income (loss)	19,787	26,854	(121,710)	57,875
Net income (loss) attributable to noncontrolling interests	(95)	1,278	1,417	2,357
Net income (loss) attributable to Itron, Inc.	$19,882	$25,576	$(123,127)	$55,518

Earnings (loss) per common share - Basic	$0.51	$0.66	$(3.14)	$1.44
Earnings (loss) per common share - Diluted	$0.50	$0.65	$(3.14)	$1.41

Weighted average common shares outstanding - Basic	39,340	38,713	39,177	38,624
Weighted average common shares outstanding - Diluted	39,909	39,467	39,177	39,339

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Product revenues
Electricity	$198,026	$199,784	$624,139	$620,958
Gas	148,660	124,556	408,300	372,555
Water	106,653	109,644	350,814	327,549
Networks	72,377	—	195,487	—
Total Company	$525,716	$433,984	$1,578,740	$1,321,062

Service revenues
Electricity	$38,816	$40,358	$115,686	$108,267
Gas	8,087	7,224	23,218	22,136
Water	5,931	5,181	17,601	15,956
Networks	17,412	—	53,828	—
Total Company	$70,246	$52,763	$210,333	$146,359

Total revenues
Electricity	$236,842	$240,142	$739,825	$729,225
Gas	156,747	131,780	431,518	394,691
Water	112,584	114,825	368,415	343,505
Networks	89,789	—	249,315	—
Total Company	$595,962	$486,747	$1,789,073	$1,467,421

Gross profit
Electricity	$74,549	$76,492	$221,511	$222,387
Gas	55,812	46,529	139,826	147,880
Water	35,139	42,734	110,779	131,402
Networks	31,597	—	81,413	—
Total Company	$197,097	$165,755	$553,529	$501,669

Operating income (loss)
Electricity	$25,853	$17,317	$52,082	$52,240
Gas	31,279	20,469	18,176	59,177
Water	6,859	15,032	3,973	40,702
Networks	(15,624)	—	(119,353)	—
Corporate unallocated	(6,691)	(14,592)	(33,087)	(45,438)
Total Company	$41,676	$38,226	$(78,209)	$106,681

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Meters
Standard	4,050	3,640	12,220	12,000
Smart	2,460	2,590	8,390	7,600
Total meters	6,510	6,230	20,610	19,600

Stand-alone communication modules and cards
Smart	2,970	1,480	7,980	4,410
(1)	The Networks segment shipped an immaterial number of meters during the three and nine months ended September 30, 2018.
(2)	The Networks segment shipped approximately 1,090 thousand and 3,140 thousand network interface cards, respectively, during the three and nine months ended September 30, 2018.

The stand-alone communication modules and cards category includes communicating radio modules shipped in Electric, Gas and Water segments and network interface cards, the primary product sold by our Networks segment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$109,044	$176,274
Accounts receivable, net	449,592	398,029
Inventories	208,038	193,835
Other current assets	101,511	81,604
Total current assets	868,185	849,742

Property, plant, and equipment, net	220,795	200,768
Deferred tax assets, net	56,874	49,971
Restricted cash	2,055	311,010
Other long-term assets	48,746	43,666
Intangible assets, net	278,192	95,228
Goodwill	1,121,895	555,762
Total assets	$2,596,742	$2,106,147

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$274,950	$262,166
Other current liabilities	72,385	56,736
Wages and benefits payable	101,491	90,505
Taxes payable	20,558	16,100
Current portion of debt	24,375	19,688
Current portion of warranty	29,736	21,150
Unearned revenue	92,350	41,438
Total current liabilities	615,845	507,783

Long-term debt	1,005,377	593,572
Long-term warranty	13,624	13,712
Pension benefit obligation	96,081	95,717
Deferred tax liabilities, net	1,462	1,525
Other long-term obligations	152,021	88,206
Total liabilities	1,884,410	1,300,515

Equity
Common stock	1,326,719	1,294,767
Accumulated other comprehensive loss, net	(185,246)	(170,478)
Accumulated deficit	(449,273)	(337,873)
Total Itron, Inc. shareholders' equity	692,200	786,416
Non-controlling interests	20,132	19,216
Total equity	712,332	805,632
Total liabilities and equity	$2,596,742	$2,106,147

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Nine Months Ended September 30,
	2018	2017
Operating activities
Net income (loss)	$(121,710)	$57,875
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	92,428	46,000
Stock-based compensation	23,069	15,254
Amortization of prepaid debt fees	5,825	800
Deferred taxes, net	(13,141)	7,615
Restructuring, non-cash	569	(720)
Other adjustments, net	(30)	3,111
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	7,774	2,537
Inventories	(10,072)	(30,843)
Other current assets	(9,797)	(23,492)
Other long-term assets	3,817	10,460
Accounts payable, other current liabilities, and taxes payable	4,494	34,987
Wages and benefits payable	2,166	6,218
Unearned revenue	27,869	(5,679)
Warranty	3,167	(10,285)
Other operating, net	50,955	663
Net cash provided by operating activities	67,383	114,501

Investing activities
Acquisitions of property, plant, and equipment	(42,493)	(33,493)
Business acquisitions, net of cash equivalents acquired	(803,075)	(98,848)
Other investing, net	(181)	10
Net cash used in investing activities	(845,749)	(132,331)

Financing activities
Proceeds from borrowings	611,938	35,000
Payments on debt	(182,297)	(24,844)
Issuance of common stock	8,283	2,797
Prepaid debt fees	(24,042)	—
Other financing, net	(5,526)	1,216
Net cash provided by (used in) financing activities	408,356	14,169

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(6,175)	7,680
Decrease in cash, cash equivalents, and restricted cash	(376,185)	4,019
Cash, cash equivalents, and restricted cash at beginning of period	487,335	133,565
Cash, cash equivalents, and restricted cash at end of period	$111,150	$137,584

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, constant currency and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges such as acquisition and integration related expenses, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income - We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisition and integration, and goodwill impairment. Acquisition and integration related expenses include costs which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS - We define non-GAAP net income as net income attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, restructuring, acquisition and integration, goodwill impairment, amortization of debt placement fees, the transition to the Tax Cuts and Jobs Act, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

Adjusted EBITDA - We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization, restructuring, acquisition and integration related expense, goodwill impairment and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income.

Free cash flow - We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency - We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from local currencies into U.S. dollars for financial reporting purposes. We also use the term “constant currency,” which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period’s results restated using current period foreign currency exchange rates.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
NON-GAAP NET INCOME & DILUTED EPS
GAAP net income (loss) attributable to Itron, Inc.	$19,882	$25,576	$(123,127)	$55,518
Amortization of intangible assets	17,960	5,625	53,699	15,144
Amortization of debt placement fees	1,178	242	5,693	725
Restructuring	666	(678)	82,908	7,417
Acquisition and integration related expense	10,079	7,243	83,874	14,044
Income tax effect of non-GAAP adjustments	(4,719)	(7,423)	(32,451)	(12,153)
Non-GAAP net income attributable to Itron, Inc.	$45,046	$30,585	$70,596	$80,695

Non-GAAP diluted EPS	$1.13	$0.77	$1.77	$2.05

Weighted average common shares outstanding - Diluted	39,909	39,467	39,825	39,339

ADJUSTED EBITDA
GAAP net income (loss) attributable to Itron, Inc.	$19,882	$25,576	$(123,127)	$55,518
Interest income	(431)	(729)	(1,725)	(1,468)
Interest expense	14,171	3,466	44,320	10,076
Income tax provision (benefit)	5,715	6,640	(1,692)	32,247
Depreciation and amortization	30,449	16,532	92,428	46,000
Restructuring	666	(678)	82,908	7,417
Acquisition and integration related expense	10,079	7,243	83,874	14,044
Adjusted EBITDA	$80,531	$58,050	$176,986	$163,834

FREE CASH FLOW
Net cash provided (used) by operating activities	$50,504	$21,057	$67,383	$114,501
Acquisitions of property, plant, and equipment	(13,184)	(11,595)	(42,493)	(33,493)
Free Cash Flow	$37,320	$9,462	$24,890	$81,008

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$41,676	$38,226	$(78,209)	$106,681
Amortization of intangible assets	17,960	5,625	53,699	15,144
Restructuring	666	(678)	82,908	7,417
Acquisition and integration related expense	10,079	7,243	83,874	14,044
Non-GAAP operating income	$70,381	$50,416	$142,272	$143,286

NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$155,421	$127,529	$631,738	$394,988
Amortization of intangible assets	(17,960)	(5,625)	(53,699)	(15,144)
Restructuring	(666)	678	(82,908)	(7,417)
Acquisition and integration related expense	(10,079)	(7,243)	(83,874)	(14,044)
Non-GAAP operating expenses	$126,716	$115,339	$411,257	$358,383

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands)

SEGMENT RECONCILIATIONS	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
NON-GAAP OPERATING INCOME - ELECTRICITY
Electricity - GAAP operating income	$25,853	$17,317	$52,082	$52,240
Amortization of intangible assets	2,772	3,260	8,494	8,350
Restructuring	350	1,227	19,805	1,557
Acquisition and integration related expense (recovery)	45	3,586	(876)	9,787
Electricity - Non-GAAP operating income	$29,020	$25,390	$79,505	$71,934

NON-GAAP OPERATING INCOME - GAS
Gas - GAAP operating income	$31,279	$20,469	$18,176	$59,177
Amortization of intangible assets	1,078	1,375	3,309	3,961
Restructuring	(669)	(706)	40,792	4,717
Gas - Non-GAAP operating income	$31,688	$21,138	$62,277	$67,855

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$6,859	$15,032	$3,973	$40,702
Amortization of intangible assets	809	990	2,452	2,833
Restructuring	639	(1,567)	15,632	446
Acquisition and integration related expense	49	—	49	—
Water - Non-GAAP operating income	$8,356	$14,455	$22,106	$43,981

NON-GAAP OPERATING INCOME - NETWORKS
Networks - GAAP operating loss	$(15,624)	$—	$(119,353)	$—
Amortization of intangible assets	13,301	—	39,444	—
Acquisition and integration related expense	9,381	—	83,940	—
Networks - Non-GAAP operating income	$7,058	$—	$4,031	$—

NON-GAAP OPERATING INCOME - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(6,691)	$(14,592)	$(33,087)	$(45,438)
Restructuring	346	368	6,679	697
Acquisition and integration related expense	604	3,657	761	4,257
Corporate unallocated - Non-GAAP operating loss	$(5,741)	$(10,567)	$(25,647)	$(40,484)

CONTACT:
Itron, Inc.
Kenneth P. Gianella, 669-770-4643
Vice President, Investor Relations
or
Rebecca Hussey, 509-891-3574
Manager, Investor Relations